Exhibit 99.1

             Barbara R. Paul Joins Beverly Enterprises as
           Senior Vice President and Chief Medical Officer

    FORT SMITH, Ark.--(BUSINESS WIRE)--Feb. 11, 2004--Beverly Enterprises (NYSE: BEV) today announced that Barbara R. Paul, M.D. will join the company as senior vice president and chief medical officer, effective March 15, 2004. In this role, she will direct Beverly's company-wide medical quality strategy and ensure that Beverly implements medical best-practices in its skilled nursing facilities and rehabilitation operations.
    Dr. Paul joins Beverly as she steps down from her current post as director of the Quality Measurement and Health Assessment Group for the Centers for Medicare & Medicaid Services (CMS), Department of Health & Human Services, in Baltimore, Md. While at CMS, she led the launch of HHS Secretary Tommy G. Thompson's Nursing Home Quality Initiative and Home Health Quality Initiative, and played a key role in the agency's overall quality measurement and public reporting work. She represented the agency on the boards of the National Quality Forum and The Leapfrog Group.
    Dr. Paul is an internist who was in full-time practice in Napa, Calif. from 1987 to 1999 - in a small group practice affiliated with Queen of the Valley Hospital, and with Kaiser Permanente. She served as director of women's health services and chairperson of the Department of Medicine at Queen of the Valley Hospital, and was active with the California Medical Association where she chaired their Council on Ethical Affairs and served on their Board of Trustees.
    "We are extremely fortunate to recruit an individual of Barbara's caliber who not only is a highly regarded clinician, but also a nationally recognized expert on healthcare quality," said William R. Floyd, Beverly chairman, president and chief executive officer. "By creating a full-time chief medical officer position, we are reinforcing Beverly's commitment to quality patient and resident care."
    Floyd noted that Jonathan Musher, M.D., who currently serves as Beverly's corporate medical director on a part-time basis, will continue in a consulting role through the end of 2004. "Jonathan will work closely with Barbara and assist her with the transition into Beverly," said Floyd. "In addition, Jonathan has agreed to consider a continued consulting relationship beyond 2004."
    Dr. Paul earned a Bachelor of Science degree in biochemistry from the University of Wisconsin, Madison, and her M.D. from Stanford University School of Medicine.
    She will relocate from Baltimore to be based in San Francisco. Her husband, Tom LaFaille, is director of member relations for the Wine Institute in San Francisco.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. They operate 372 skilled nursing facilities, as well as 20 assisted living centers, and 26 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


    CONTACT: Beverly Enterprises, Fort Smith
             Blair Jackson, 479-201-5263
             www.beverlycares.com